Quest Water Global, Inc.
News Release

Quest Announces Stock Option Grants

May 31, 2012: VANCOUVER, BC – Quest Water Global, Inc. (“Quest”) (OTCBB: QWTR) a development stage Delaware corporation, announces that on May 30, 2012, it granted incentive stock options (“Options”) to purchase a total of 5,050,000 shares of common stock of Quest to certain of its insiders, employee/consultants and members of its advisory board.  The Options vested immediately and are exercisable at a price of US$0.90 per common share until May 30, 2015.

Options granted to insiders of Quest included 1,750,000 Options to John Balanko, President, CEO and Director and 1,750,000 Options to Peter Miele, Vice President, Secretary, CFO and Director.

All of the shares issued pursuant to the Options will be subject to hold periods as required by the Securities Exchange Commission and the British Columbia Securities Commission.

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities in the United States. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or any state securities laws and may not be offered or sold within the United States or to a U.S. Person unless registered under the 1933 Act and applicable state securities laws or an exemption from such registration is available.

About the Business of Quest Water Global, Inc.

Quest is an innovative water technology company that provides sustainable and environmentally sound solutions to water scarce regions.  The company uses proven technologies to create economically viable products that address the critical shortage of clean drinking water in developing countries.  Quest’s goal is to address the vital issue of water quality and water supply by providing an alternative, sustainable source of pure water at the smallest possible environmental cost to global areas in need, while becoming a leading company in providing turn-key solutions using alternative energy for the purification, desalination and distribution of clean drinking water.

On Behalf of the Board

John Balanko
Director, CEO and President, Quest Water Global, Inc. (formerly RPM Dental, Inc.)
Telephone: (604) 986-2219      Email: jbalanko@questwatersolutions.com

Forward-Looking Statements

Except for historical information contained herein, the matters set forth above may be forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements.  Words such as "anticipates", "believes", "estimates", "expects", "intends" and similar expressions, as they relate to Quest or its management, identify forward-looking statements.  Such forward-looking statements are based on the current beliefs of management, as well as assumptions made by and information currently available to management.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors.  Quest does not undertake any obligation to update such forward-looking statements. Investors are cautioned to consider all other risks and uncertainties affecting the company, including those in its filings made with the Securities and Exchange Commission.